Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Rovi Corporation:

We consent to the incorporation by reference in the registration statement on Amendment No. 1 to Form S-4 of Rovi Corporation, successor registrant to Macrovision Corporation, of our report dated February 26, 2008, except as to note 4, which is as of February 27, 2009, and notes 1 and 6, which are as of February 12, 2010, with respect to the consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the year ended December 31, 2007, which report appears in the December 31, 2009 annual report on Form 10-K of Rovi Corporation.

As discussed in note 1 to the consolidated financial statements, effective January 1, 2007, the Company changed its methods of accounting for uncertainty in income taxes and calculating its earnings per share resulting from the adoption of new accounting pronouncements. In addition, as discussed in note 6 to the consolidated financial statements, effective January 1, 2007, the Company changed its method of recognizing interest on its convertible note obligations resulting from the adoption of a new accounting pronouncement.

/s/ KPMG LLP

Mountain View, California

January 27, 2011